Exhibit 99.1

Warren Resources Announces Credit Facility Borrowing Base Reaffirmed at $120 Million

May 13, 2009 - Warren Resources, Inc. (NASDAQ: WRES) announced today that the syndicate of lenders underwriting the Company’s $250 million senior secured credit facility (“Credit Facility”) has reaffirmed the conforming borrowing base at $120 million as a result of completing the Spring 2009 semi-annual redetermination. The next borrowing base redetermination is scheduled for October 2009. The Company currently has $115 million drawn on the Credit Facility.

Timothy A. Larkin, Executive Vice President and Chief Financial Officer, commented, “we appreciate the continued support of our lenders in these challenging times. Warren will continue to focus on liquidity improvement and cost reductions while simultaneously seeking to maximize production.”

In connection with reaffirming the conforming borrowing base, Warren and its lenders have amended the Credit Facility (the “First Amendment”) to (i) increase the margins on LIBOR based borrowings from a range of 1.25% to 2.0% to a range of 2.75% to 3.50% (depending on the then-current borrowing base usage), (ii) increase the margins on Base Rate borrowings from a range of 0% to 0.75% to a range of 1.50% to 2.25% (depending on the then-current borrowing base usage), (iii) add a floor to the margin rate of all LIBOR based loans to 3.50% for the next six months, and (iv) increase the unused commitment fee rate from a range of 0.20% to 0.50% to a flat rate of 0.50%. The First Amendment also gives Warren the right for the next six months, if it so chooses, to obtain up to a $30 million financing secured by a second mortgage lien on its assets on terms acceptable to each of the Credit Facility lenders. Warren is in compliance with all of its debt covenants under the Credit Facility.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil properties in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).